UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2009

Black Gaming, LLC
 (Exact name of registrant as specified in its charter)

Nevada	333-123179	20-8160036
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10777 W Twain Ave, Las Vegas, Nevada	89135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 318-6888

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 15, 2009, Black Gaming, LLC (“Black Gaming” and together with its direct and indirect wholly-owned subsidiaries, the “Company”) failed to make the $5.625 million interest payment then due to the holders of the $125 million 9.0% Senior Secured Notes due 2012 (the “Notes”) issued by Black Gaming’s direct and indirect wholly-owned subsidiaries Virgin River Casino Corporation (“VRCC”), RBG, LLC (“RBG”) and B & B B, Inc. (“BBB” and collectively with VRCC and RBG, the “Issuers”). The Company is in discussions with an ad hoc committee of holders of the Notes regarding the Company’s financial alternatives.  Under the terms of the Indenture, dated December 20, 2004 (the “Indenture”), governing the Notes, the Issuers have a grace period of 30 days from the payment due date with respect to the interest payment before the nonpayment becomes an event of default under the Indenture.  There is no right to accelerate the obligations under the Notes based on the nonpayment unless interest remains unpaid upon expiration of the grace period. In the event that the interest payment is not made prior to the expiration of the 30-day grace period, then the aggregate principal amount of the Notes, plus the unpaid interest payment and any other amounts due and owing on the Notes could be declared immediately due and payable by the Trustee under the Indenture or by holders of 25% or more of the aggregate principal amount of the Notes.

Failure to make the interest payment on the Notes within the 30-day grace period would also constitute an event of default under the $66 million aggregate principal amount of 12.75% Senior Subordinated Discount Notes due 2013 (the “Discount Notes”) issued by the Issuers. There is no right to accelerate the obligations under the Discount Notes based on the nonpayment of interest on the Notes unless the obligations under the Notes are accelerated prior to their stated maturity. In such event, the aggregate principal amount of the Discount Notes, plus accrued and unpaid interest, if any, and any other amounts due and owing on the Discount Notes could be declared immediately due and payable by the Trustee under the indenture governing the Discount Notes or by holders of 25% or more of the aggregate principal amount of the Discount Notes.

Failure to make the interest payment on the Notes within the 30-day grace period would also constitute an event of default under the Company’s Credit Agreement with Wells Fargo Foothill, Inc., dated as of December 20, 2004, as amended (the “Credit Agreement). In the event the interest payment is not made and the Company is unable to obtain a forbearance or waiver under the Credit Agreement, Wells Fargo would be able to declare the Company’s obligations under the Credit Agreement immediately due and payable. As of January 15, 2009, the Company’s aggregate obligations under the Credit Agreement subject to acceleration as described above were approximately $14.9 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Gaming, LLC

Date: January 15, 2009	By:	/s/ Sean P. McKay

Sean P. McKay
	Its:	Chief Accounting Officer